Exhibit 10.50

RETENTION AGREEMENT

HMS Holdings Corporation (“HMS”) is currently making organizational changes to its Finance Department.  Hence, HMS, and its direct and indirect subsidiaries, corporate and other affiliates, and their successors and assigns are entering into this Retention Agreement with Vice President/Controller for HMS Business Services, Inc. Joseph Donabauer (“Donabauer”) in light of those changes, because it is important to make that transition as smooth as possible, and to minimize any business disruption caused by the reorganization.

Accordingly, for and in consideration of those concerns, HMS agrees to pay Donabauer a gross Retention Amount of $126,175.00, as described by the following schedule:

A.                                    One-half of the Retention Amount, or $63,087.50 if Donabauer’s employment continues through September 12, 2014, and HMS has not terminated Donabauer’s employment for cause or Donabauer has not voluntarily resigned his employment, as stipulated by Paragraph 6(c) of Donabauer’s Employment Agreement with HMS effective August 1, 2012.

B.                                    The remaining balance of the Retention Amount of $126,175.00 or $63,087.50 if Donabauer’s employment continues through March 13, 2015 and HMS has not terminated Donabauer’s employment for cause or Donabauer has not voluntarily resigned his employment, as stipulated by Paragraph 6(c) of Donabauer’s Employment Agreement with HMS effective August 1, 2012.

HMS agrees to pay Donabauer the applicable Retention Amounts within 10 days after each qualifying dates, that is, $63,087.50 for the September 12, 2014 deadline; and the second half of the Retention Amount, $63,087.50, for the March 13, 2015 deadline.

In addition, if HMS eliminates or relocates Donabauer’s position as Vice President/Controller to the Dallas, Texas area and he is unable to relocate in order to continue in that position, HMS will pay Donabauer an additional 6 months of severance, on top of the 6 months of severance he would otherwise receive, thereby qualifying as a termination without cause from Paragraph 6(b)(i) of Donabauer’s Employment Agreement with HMS effective August 1, 2012.

This Retention Agreement does nothing to alter the terms and conditions of the Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement the Parties executed on August 1, 2012.  Moreover, this Retention Agreement is incorporated by reference into the Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement the Parties executed on August 1, 2012, and is intended merely as a supplement thereto.  The explicit purpose of this Retention Agreement is only meant to identify the conditions of Donabauer’s separation from HMS.

This Retention Agreement does nothing to alter the terms and conditions of HMS paying Donabauer his salary and benefits of his current employment as a Vice President/Controller of HMS throughout his tenure, or any other benefit of Donabauer’s employment that the Parties previously agreed to.

This Retention Agreement will be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Texas without regard to conflicts of law provisions.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Retention Agreement must be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas) and the Company and Donabauer each consent to the jurisdiction of such a court.  With respect to any such court action, the Company and Donabauer agree to (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by the means specified in Attachment “A;” and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process.  The Company and Donabauer each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any other provision of this Retention Agreement.

Attachment “A”

Addresses for Notice

Any notice required pursuant to this Retention Agreement shall be sent via registered mail, return receipt requested, or overnight mail with delivery confirmation to the following addresses:

If to the Company:	HMS, 5615 High Point Drive, Irving, Texas 75038
Attention, Tracy South

If to You:	Joseph Donabauer, 5 Stafford Terrace, Parsippany, NJ 07054

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YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Witness our hands and seals

HMS Holdings Corporation

By:	/s/ TRACY SOUTH
Tracy South, SVP Human Resources

Date:	04/28/2014

Joseph Donabauer

/s/ JOSEPH DONABAUER

Date:	04/28/2014